Exhibit 5.1

September 16, 2021

Larkspur Health Acquisition Corp.

100 Somerset Corporate Blvd., 2nd Floor

Bridgewater, New Jersey 08807

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Larkspur Health Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-256056, under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2021, as thereafter amended or supplemented (the “Registration Statement”). The Registration Statement relates to the registration of the proposed offer and sale of 8,625,000 units, including up to 1,125,000 additional units which may be purchased from the Company upon the exercise of the underwriters’ over-allotment option to purchase additional units set forth in the Underwriting Agreement (as defined below) (collectively, the “Units”), at $10.00 per Unit, with each Unit consisting of (i) one share of Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) one-half of one redeemable warrant (the “Warrants”), where each whole Warrant is exercisable to purchase one share of Common Stock, pursuant to an underwriting agreement to be entered into by and between the Company and A.G.P./Alliance Global Partners, the representative of the underwriters (the “Representative”), substantially in the form of which to be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Units, the Common Stock, and the Warrants are collectively referred to as the “Securities.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Amended and Restated Certificate of Incorporation of the Company, in the form to be filed as Exhibit 3.2 to the Registration Statement, to be filed with the Secretary of State of the State of Delaware prior to the sale of the Securities, (ii) the Amended and Restated Bylaws of the Company, in the form to be filed as Exhibit 3.3 to the Registration Statement, (iii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iv) the Registration Statement and all exhibits thereto, (v) the form of Underwriting Agreement to be entered into with the Representative, (vi) the form of warrant agreement to be entered into with Continental Stock Transfer & Trust Company, as warrant agent, filed as Exhibit 4.4 to the Registration Statement, (vii) the forms of Unit certificate, Common Stock certificate, and Warrant certificate, to be filed as Exhibit 4.1, 4.2, and 4.3 to the Registration Statement, respectively, and (viii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have assumed that the specific terms of the sale of Securities will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware.

We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware and the internal laws of the State of New York.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations, provisions, and exceptions stated herein, we are of the opinion as of this date that:

1.	The Units have been duly authorized by the Company, and when executed, issued and delivered by the Company in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Units will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Common Stock have been duly authorized by the Company, and when issued by the Company against payment therefor in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

3.	The Warrants have been duly authorized by the Company, and when issued by the Company against payment therefor in accordance with the Underwriting Agreement and in a manner described in the Registration Statement, the Warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion that might affect the opinions expressed therein.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP